UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 21, 2024

IMMUNIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36201	56-2358443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Avenue of the Americas, Suite 200

New York, NY 10036

USA

(Address of principal executive offices)

Registrant’s telephone number, including area code: (332) 255-9818

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001	IMUX	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Yes ☐ No ☐

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 24, 2024, Immunic, Inc. (the “Company”) announced the appointment of Simona Skerjanec, M.Pharm, MBA, as a member of the board of directors (the “Board”) of the Company, effective as of July 22, 2024. As a Class I director, Ms. Skerjanec’s term lasts until the Company’s 2027 annual meeting of stockholders (the “Annual Meeting”).

Ms. Skerjanec, age 60, has nearly thirty years of global experience in the pharmaceutical industry overseeing product commercialization and business strategy initiatives. From March 2015 until December 2023, Ms. Skerjanec held several leadership positions at Roche in Switzerland, where she most recently served as Senior Vice President, Global Head of Neuroscience and Rare Diseases. In this role, Ms. Skerjanec led business and global corporate strategy for Roche’s portfolio of neurological and rare diseases. Previously, Ms. Skerjanec served as General Manager of Roche in Portugal and served as the Neuroimmunology Franchise Head where she was in charge of certain drug commercialization efforts on behalf of the company. Prior to joining Roche, Ms. Skerjanec was Senior Vice President and Cardiovascular Franchise Head at The Medicines Company where she held various roles in development and commercialization from July 2003 to February 2015. Before her employment at The Medicines Company, Ms. Skerjanec held positions at Eli Lilly, Pfizer, and Johnson & Johnson. Since May 2024, Ms. Skerjanec has served on the board of directors of Avidity Biosciences. Ms. Skerjanec received her M.Pharm from the University of Ljubljana School of Pharmacy and her MBA from Fairleigh Dickinson University. The Nominating and Corporate Governance Committee and the Board believe that Ms. Skerjanec’s expertise and decades-long management of research and development and product commercialization efforts in the therapeutic areas of rare diseases, cardiology and neurology provide valuable skills to the Board.

In connection with her appointment as a director, Ms. Skerjanec received an inducement grant of options to purchase up to a total of 100,000 shares of the Company’s common stock, which vest on a monthly basis over a period of three years, effective July 22, 2024. In addition, effective July 22, 2024, Ms. Skerjanec received a grant of options to purchase up to a total of 50,000 shares of the Company’s common stock, which vest on a monthly basis during a period of one year. The foregoing options have an exercise price per share of $1.46, the closing price of the Company’s common stock on The Nasdaq Stock Market on July 22, 2024. Ms. Skerjanec will also receive cash compensation for her service on the Board in accordance with the Company’s non-employee director compensation policy, as described in the Company’s most recent proxy statement.

Ms. Skerjanec and the Company entered into the Company’s standard form of indemnification agreement for directors and executive officers, the form of which has been incorporated by reference in the Company’s most recent annual report on Form 10-K.

Ms. Skerjanec is not a party to, and does not have any direct or indirect material interest in, any transaction requiring disclosure under Item 404(a) of Regulation S-K. There are no arrangements or understandings between Ms. Skerjanec and any other persons pursuant to which she was selected as a director of the Company.

Effective on July 21, 2024, the Board determined that in connection with Ms. Skerjanec’s appointment to the Board, the size of the Board will be increased from seven to eight directors.

A copy of the press release announcing the appointment of Ms. Skerjanec to the Board is filed with this Form 8-K as Exhibit 99.1.

Item 9.01.   Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press release dated July 24, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: July 24, 2024	Immunic, Inc.

	By:	/s/ Daniel Vitt
Daniel Vitt
Chief Executive Officer